EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-182253) of New Energy Technologies, Inc. and Subsidiaries of our report dated November 28, 2012, on our audits of the consolidated balance sheets of New Energy Technologies, Inc. and Subsidiaries (“the Company”) (a development stage company) as of August 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2012. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Our report, dated November 28, 2012, contains an explanatory paragraph that states that New Energy Technologies, Inc. has experienced recurring losses from operations since inception, and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
December 7, 2012